UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM	8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2022

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 Sylvan Way	Parsippany	New Jersey	07054
(Address of principal executive offices)			(Zip Code)

(973) 822-7000

(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Facility

On December 21, 2022, Zoetis Inc. (the “Company”) entered into a revolving credit agreement (the “Credit Agreement”) with a syndicate of banks, JPMorgan Chase Bank, N.A., as administrative agent, and Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and MUFG Bank, Ltd., as syndication agents, providing for a five-year $1.0 billion senior unsecured revolving credit facility. The Credit Agreement replaced the Company’s existing revolving credit facility. Subject to certain conditions, the Company will have the right to increase the commitments under the Credit Agreement to up to $1.5 billion. The Credit Agreement is not guaranteed by the Company’s subsidiaries.

Loans under the Credit Agreement will bear interest, at the Company’s option, at rates equal to either: (a) a base rate or (b) an adjusted term SOFR rate, in each case plus an applicable margin. Additionally, the Company will pay a facility fee on the commitments under the Credit Agreement, regardless of whether borrowings are outstanding under the Credit Agreement. The applicable margins and the facility fee are determined based on the public ratings of the Company’s senior unsecured non-credit enhanced long-term debt. Interest on borrowings and the facility fee are generally payable quarterly in arrears; however, for loans bearing interest based on an adjusted term SOFR rate with a term shorter than three months, interest is payable at the end of such term.

The Company may voluntarily prepay loans and/or reduce the commitment under the Credit Agreement, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment is required under the Credit Agreement.

The Credit Agreement contains a financial covenant requiring the Company to not exceed a maximum total leverage ratio. In addition, the Credit Agreement contains customary affirmative and negative covenants that, among other things, limit or restrict the Company’s and its subsidiaries’ ability, subject to certain exceptions, to incur liens, merge, consolidate or sell, transfer or lease assets and incur priority indebtedness. The Credit Agreement also contains customary events of default.

The description of the Credit Agreement contained herein is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On December 21, 2022, the Company terminated that certain Credit Agreement dated as of December 21, 2016, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (the “Prior Credit Agreement”) and all commitments to extend further credit thereunder were therefore terminated. The Prior Credit Agreement was scheduled to expire in December 2023.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement dated as of December 21, 2022, among Zoetis Inc., the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

Dated: December 21, 2022	By:	/s/ Heidi C. Chen
Heidi C. Chen
Executive Vice President,
General Counsel and Corporate Secretary